Exhibit 10.3.3

SMITH MICRO SOFTWARE, INC.
2015 OMNIBUS EQUITY INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT

This Agreement is made as of _____ (the “Grant Date”), by and between Smith Micro Software, Inc. (the “Company”), and _____ (the “Awardee”). As used herein, “Parties” means Company and Awardee and “Party” means either of them.

WITNESSETH:

WHEREAS, the Company has adopted and maintains the Smith Micro Software, Inc. 2015 Omnibus Equity Incentive Plan, effective June 18, 2015 (as amended, the “Plan”); and

WHEREAS, the Committee has authorized the award to the Awardee of Restricted Stock under the Plan, on the terms and conditions set forth in the Plan and as hereinafter provided;

NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Awardee hereby agree as follows:

1.Plan. This Restricted Stock Award is made pursuant to the terms of the Plan, which are incorporated herein by reference. Capitalized terms used in this Agreement which are defined in the Plan shall have the same meaning as set forth in the Plan.

2.Award of Restricted Stock. The Company hereby grants to the Awardee, in consideration of the services to be rendered by the Awardee to the Company, a Restricted Stock Award consisting of, in the aggregate, _____ shares of Common Stock of the Company (the “Restricted Shares”). All such Restricted Shares shall be subject to the forfeiture, transfer and other restrictions set forth in this Agreement (collectively, “Restrictions”), such Restrictions to become effective immediately upon execution of this Agreement by the Parties hereto. The Awardee hereby accepts the Restricted Shares and agrees with respect thereto to the terms and conditions set forth in this Agreement and in the Plan.

3.Restrictions on Transfer. Restricted Shares may not be sold, pledged, assigned, hypothecated or otherwise transferred or encumbered until such Restricted Shares become vested in accordance with Section 4 of this Agreement. Any transfer in violation of this Section 3 shall be void and without any force or effect and shall constitute a breach of the terms of this Agreement and of the Plan. The Restricted Shares will be registered in book entry form in the name of the Awardee, and until such time as the Restricted Shares become vested, shall be subject to the following legend:

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The transferability of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of a Restricted Stock Agreement under the Smith Micro Software, Inc. 2015 Omnibus Equity Incentive Plan, as the same may be amended and/or restated from time to time, between the registered owner and Smith Micro Software, Inc. (the “Company”). A copy of the Plan and the Restricted Stock Agreement may be obtained from the Secretary of the Company.

4.Vesting. Except as otherwise provided herein, and subject to the Awardee’s continuing service with the Company for the applicable vesting period, and except as otherwise provided in this Agreement or in the Plan, the Restricted Shares shall vest, and the Restrictions thereon shall lapse, in accordance with the following schedule:

[insert vesting schedule]

The period over which the Restricted Stock vests is referred to as the “Restriction Period.”

5.Forfeiture. The Restrictions on the Restricted Shares shall not lapse unless and until (and solely to the extent) the vesting requirements with respect to such Restricted Shares are satisfied. To the extent the vesting requirements set forth in Section 4 of this Agreement are not satisfied with respect to all or any portion of the Restricted Shares as a result of Awardee’s Termination of Service for any reason prior to vesting of the Restricted Shares, the terms of Article VI of the Plan shall control, and the non-vested portion of the Restricted Shares shall be forfeited by the Awardee.

6.Change of Control. Notwithstanding the vesting conditions contained in Section 4 of this Agreement, upon a Change of Control, all of the Restricted Shares shall automatically become fully vested, no longer subject to restrictions and freely transferable, in each case as of the date of such Change of Control.

7.Voting and Dividend Rights. The Awardee shall have the voting and dividend rights of a holder of Shares with respect to the Restricted Shares; provided, however, that any dividends paid on the Restricted Shares in the form of Shares shall be deposited with the Company, together with a share power endorsed in blank or other appropriate instrument of transfer and such Shares shall be subject to the same restrictions, including as it relates to transfer and forfeiture, as the Restricted Shares.

8.Regulation by the Committee. This Agreement and the Restricted Shares shall be subject to the administrative procedures and rules as the Committee shall adopt. All decisions of the Committee upon any question arising under the Plan or under this Agreement, shall be conclusive and binding upon the Awardee.

9.Withholding. The Awardee shall be required to pay to the Company, and the Company or an Affiliate shall be entitled to deduct and withhold from any compensation paid to the Awardee pursuant to the Plan, the minimum amount necessary in connection with the

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Restricted Shares to satisfy its withholding obligations under any and all applicable federal, state and/or local tax rules or regulations and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Awardee shall be entitled to make an election to include the Fair Market Value of the Restricted Shares into income under Section 83(b) of the Code (a “Section 83(b) Election”). Any such election must be made within thirty (30) days after the Grant Date. If the Awardee elects to make a Section 83(b) Election, the Awardee shall provide the Company with a copy of an executed version and satisfactory evidence of the filing of the executed Section 83(b) Election with the U.S. Internal Revenue Service. The Awardee agrees to assume full responsibility for ensuring that the Section 83(b) Election is actually and timely filed with the US Internal Revenue Service and for all tax consequences resulting from the Section 83(b) Election. The Company may permit the Awardee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:
(a)tendering a cash payment;
(b)authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Awardee as a result of the vesting of the Restricted Stock; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the maximum amount of tax required to be withheld by law.
(c)delivering to the Company previously owned and unencumbered shares of Common Stock.
Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Awardee's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant or vesting of the Restricted Stock or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock to reduce or eliminate the Awardee's liability for Tax-Related Items.
10.Noncompetition. The Awardee hereby agrees that this Section 10 is reasonable and necessary in order to protect the legitimate business interests and goodwill of the Company, including the Company’s trade secrets, valuable confidential business and professional information, substantial relationships with prospective and existing customers and clients, and specialized training provided to the Awardee and other employees of the Company. Accordingly, the Awardee covenants and agrees that during the Noncompete Period, (i) the Awardee shall not in the Restricted Territory, directly or indirectly, whether as principal or as agent, officer, director, employee, consultant, shareholder or otherwise alone or in association with any other Person, engage or participate in, be connected with, lend credit or money to, furnish consultation or advice or permit the Awardee’s name to be used in connection with, any Competing Business (other than as a holder of not greater than 1% of the outstanding capital stock of any publicly traded corporation) and (ii) the Awardee shall not directly or indirectly induce any employee of the Company or any of its Affiliates to terminate such employee’s employment with the Company or any of its Affiliates or offer employment to any person who was employed by the Company or any of its Affiliates unless such person shall have ceased to be employed by the Company or any of its Affiliates for a period of at least 12 months. As used herein, the following terms shall have the following meanings:

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(a)“Competing Business” shall mean any third party engaged in the business of selling or attempting to sell any product or service which competes materially with (i) products or services sold or licensed (or offered for sale or license) by the Company within the two years prior to the termination of the Awardee’s employment with the Company, or (ii) new products under development or planned for development by the Company as of the termination of the Awardee’s employment with the Company; and
(b)“Noncompete Period” shall mean the period during which Awardee is employed by the Company and the one year period following the termination of the Awardee’s employment with the Company, which period shall be extended by the amount of time during such period during which the Awardee is in violation of this provision; and
(c)“Restricted Territory” shall mean the United States of America and each other country in which the Company has sold or licensed (or offered for sale or license) products or services within the two years prior to the termination of the Awardee’s employment with the Company, or in which the Company is actively pursuing its business through dedicated sales or similar efforts at the time of the termination of the Awardee’s employment with the Company.

It is expressly understood and agreed that although the Awardee and the Company consider the restrictions contained in this Section 10 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Awardee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable against such Awardee. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

11.Amendment. The Committee may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would materially and adversely impair the Awardee’s rights or entitlements with respect to the Restricted Shares or that would expand the Awardee’s covenant made pursuant to Section 10 shall be effective without the prior written consent of the Awardee (unless such amendment is required in order to cause the Restricted Stock Award hereunder to be exempt from Code Section 409A, as interpreted by applicable authorities).

12.Choice of Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware. Each of the parties to this Agreement consents and submits to the exclusive and personal jurisdiction of any state or federal court located in the State of Delaware in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of any such action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of our relating to this Agreement in any other court.

13.Awardee Acknowledgment. Awardee acknowledges and agrees that the vesting of the Restricted Shares pursuant to this Agreement is earned only by continuing service with the

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Company and the satisfaction of the vesting conditions set forth herein. Awardee further acknowledges and agrees that nothing in this Agreement nor in the Plan shall confer upon the Awardee any right to continue in the service of the Company, nor shall it interfere in any way with Awardee’s right or the Company’s right to terminate Awardee’s service at any time, with or without Cause. Awardee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof. Awardee has reviewed the Plan and this Agreement in their entirety, has sought the advice of counsel in connection with the negotiation and execution of this Agreement and fully understands all provisions of the Restricted Stock Award described herein. By executing this Agreement, the Awardee hereby agrees to be bound by all of the terms of both the Plan and this Agreement.

[Signatures on next page]

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SMITH MICRO SOFTWARE, INC.

By:
Name:
Title:
Date:

AWARDEE

Name:
Date:

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